Exhibit 10(v)

               EMPLOYEE SEVERANCE BENEFIT PLAN

     The following plan, was adopted on May 30, 1996, by the Board of Directors of Jersey Shore State Bank, a Pennsylvania business corporation with its principal place of business at 300
Market Street, Williamsport, Pennsylvania, 17701.

     The Company considers it essential to the best interests of it's stockholders to foster the continuous employment of HUBERT A. VALENCIK, (hereinafter "Employee"). In this connection, the Board of Directors of the Company recognizes that the possibility of a change in control of the Company may exist, as is the case with many publicly held corporations, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to his assigned duties (including the rendering of advice regarding any takeover proposals presented to the Board) without distraction caused by potentially disturbing circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has agreed to pay severance benefits as set forth in this Plan to Employee whose employment with the Company (or with an Affiliate of the Company) is terminated within two (2) years subsequent to a Change in Control of the Company in the circumstances described below.

I.  DEFINITIONS.

     Board.  The Board of Directors of the Company.

     Cause. Termination of the employment of Employee of the Company or an Affiliate upon:

        (i) his intentional and continued failure substantially to perform his duties for his employer, other than a failure resulting from (a) his incapacity due to physical or mental illness or (b) termination of his employment by the Employee for Good Reason;

        (ii) his intentionally engaging in conduct that is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise; or

        (iii) his intentional violation of any law, rule, regulation, or final cease-and-desist order to be enforced by any governmental agency having jurisdiction over the Company, any of its Affiliates, or any other subsidiaries or affiliates of the Company.

     For purposes of this definition, no act or failure to act on the part of Employee shall be deemed "intentional" unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company or its Affiliates. Any act or omission to act on Employee's behalf in reliance upon an opinion of counsel to the Company shall not be deemed to be "intentional."

     Change in Control. A change in control of the Company of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement. For purposes of this Plan, a Change in Control shall be deemed to have occurred if:

        (i) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, and thereafter the Board adopts a resolution to the effect that a Change in Control of the Company has occurred for purposes of this Plan; or

        (ii) at any time during any period of two consecutive years (commencing after the date of adoption of this Plan), a majority of the Board shall not be comprised of individuals who were directors at the beginning of such period or whose election or nomination for election was approved then in office who either were directors at the beginning of such two-year period or whose election or nomination for election was previously so approved.

     Code.  The Internal Revenue Code of 1986, as amended.

     Company. Jersey Shore State Bank, and any successor to all or substantially all of the business or assets of the Company that assumes, adopts, or otherwise agrees to maintain this Plan, by operation of law or otherwise.

     Date of Termination. The Date of Termination of Employee shall occur:

        (i) if his employment is terminated for Disability, on the date thirty (30) days after Notice of Termination is given;
and

        (ii) if his employment is terminated for Cause, for Good Reason, or for any other reason other than death, Disability, or Retirement, on the date specified in the Notice of Termination. In the case of termination for Cause, such specified date shall not be less than thirty (30) days from the date such Notice of Termination is given. In the case of termination pursuant for Good Reason, such specified date shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given. Provided, that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination of employment, the Date of Termination shall be the date on which such dispute is finally determined by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction which is not acceptable or in respect of which the time for appeal has expired and no appeal has been taken; provided further, however, that the Date of Termination shall be extended by such a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

     In the event employment is terminated for Cause, the Employee shall have the right, at his sole option, to appear at the next scheduled regular or special meeting of the Board at which a quorum of the Board is present so that the Board may hear argument from the Employee or his counsel or both and reconsider the termination and the basis of termination. The Board shall deliver to employee its reconsidered determination in writing within seven days after such meeting. This procedure shall not prejudice the rights of either party under
Section VIII(F) below concerning arbitration.

     Disability. Absence of Employee from the full-time performance of his duties with his employer for six consecutive months as a result of his incapacity due to physical or mental illness, if he shall not have returned to the full-time performance of his duties within one hundred twenty (120) days after Notice of Termination is given to him.

     Exchange Act. The Securities Exchange Act of 1934, as amended.

     Good Reason. Any of the following events occurred after a change in Control of the Company without Employee's written consent:

        (i) assignment to Employee of any duties inconsistent with, or any substantial alteration in, his status or responsibilities as in effect immediately prior to a Change in Control of the Company.

        (ii) failure by his employer to provide him with office accommodations, assistance and perquisites that are substantially equivalent to the accommodations, assistance, and perquisites provided to him immediately prior to a Change in Control of the Company.

        (iii) reduction by his employer in his annual base salary as in effect at the time of a Change in Control of the Company;

        (iv) a change in the principal place of his employment from the place in effect at the time of a Change in Control of the Company to a location more than fifty (50) miles distance from such place;

        (v) failure by his employer to continue to provide him with benefits substantially equivalent in the aggregate to those enjoyed by him under any benefit plan of the Company
(collectively, "Fringe Benefits");

        (vi) failure of any successor to the Company to assume and agree to perform this Plan as contemplated in
Section VIII(A) hereof; or

        (vii) any purported termination of his employment which is not effected pursuant to a Notice of Termination satisfying the requirements set forth in this Plan.

     Notice of Termination. A termination or purported termination of Employee's employment by his employer or by the Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section VIII(C) hereof. Such notice given to Employee after a Change in Control of the Company shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this employment under such provision.

     Retirement. Termination of employment on account of retirement, including early retirement, under the Jersey Shore State Bank Pension Plan. "Retirement" shall not include retirement pursuant to an election to retire that is made by Employee after termination of his employment pursuant to this Plan.

II.  PROCEDURE FOR TERMINATION OF EMPLOYMENT

     A. Any termination of Employee's employment by his employer or by Employee shall be communicated by written Notice of Termination to the other.

     B. Notwithstanding the pendency of any dispute between Employee and the Company concerning a termination of employment, Employee shall continue to receive his full compensation as in effect when the Notice of Termination giving rise to the dispute was given, and shall continue to receive all Fringe Benefits he was entitled to receive at the time that the notice giving rise to the dispute was given, unless and until the Date of Termination is finally determined in accordance with the Plan. Amounts paid under this Section II(B) are in addition to all other amounts due under this Plan, and shall not be offset against or reduce any other amounts due under this Plan.

III.  BENEFITS

     A. If a Change in Control of the Company shall have occurred, Employee shall be entitled to the benefits provided in
Section III(B) hereof upon the subsequent termination of his employment by the Company or by Employee during the term of this Plan within two (2) years after such Change in Control of the Company has occurred, unless such termination is:

        (i)  because of his death or retirement;

        (ii) on or after he has attained age 65, whether or not he retires;

        (iii)  by the Company for cause or disability; or

        (iv)  by Employee other than for Good Reason.

     B.  The benefits payable to an Employee under this
Section III(B) are as follows:

        (i) For the period up to and including the Date of Termination, his employer shall continue to pay him his full compensation in effect at the time Notice of Termination is given, and shall continue to provide him with all Fringe Benefits which he was entitled to receive at the time Notice of Termination is given.

       (ii) Not later than the fifth (5th) day following the Date of Termination, the Company will pay to him a lump sum severance payment (the "Severance Payment") equal to two (2) times the annual average of the following amounts entered by him during the sixty (60) month period ending on his Date of Termination.

             (x)  his base salary;

             (y)  his bonuses, if any; and

             (z) the total amount of any other sums shown as compensation to him on his Forms W-2 or similar forms filed with the Internal Revenue Service (excluding any such amounts that constitute income attributable to the exercise of stock options or stock appreciation rights, the vesting or delivery of any restricted stock, or the disqualifying disposition of any shares of stock acquired by the exercise of any incentive stock option under Employee Benefit Plans of the Company).

     Provided, however, that if his Date of Termination occurs within two (2) years of his 65th birthday, his Severance Payment shall equal the amount calculated as set forth immediately above multiplied by a fraction, the numerator of which equals the number of days from his Date of Termination to and including his 65th birthday, and the denominator of which equals 730.

        (iii) The Company will pay to him an amount equal to all legal fees and related expenses incurred by him as a result of such termination of employment, including any and all such fees and expenses incurred in contesting or disputing any such termination, or in seeking to obtain or enforce any right or benefit provided by this Plan or under any other plan, arrangement, or agreement with the Company.

        (iv) For the twenty-four (24) month period following such termination, the Company will arrange to provide him at the Company's expense with life, disability, accident, and the health insurance benefits substantially similar to those he was receiving immediately prior to the Notice of Termination; provided that, benefits otherwise receivable by him pursuant to this clause shall be reduced to the extent that comparable benefits are actually received by him for any other employer during such twenty-four (24) month period following his termination, and any such benefits actually received by him shall be reported by Employee to the Company.

        (v) In addition to the retirement benefits to which he is entitled under the Jersey Shore State Bank Pension Plan or under any other retirement or pension plan in which he is a participant (collectively, "the Programs"), the Company will pay him in cash on the fifth (5th) day following the Date of Termination a lump sum equal to the actuarial equivalent of the excess of (x) over (y), where (x) equals the retirement pension (determined as a straight life annuity commencing at age 65) which he would have accrued up to his Date of Termination under the Programs (without regard to any amendment to the Programs made subsequent to a Change in Control of the Company and on or prior to the Date of Termination which adversely affects in any manner the computation of retirement benefits thereunder), determined as if he was fully vested thereunder (if he was not in fact fully vested), and determined as if he had accumulated after the Date of Termination twenty-four (24) additional months of age and of service credit thereunder at his compensation (as defined below) (but in no event shall he be deemed to have accumulated additional months of age or of service credit after his 65th birthday); and (y) equals the retirement pension (determined as a straight life annuity commencing at age 65) which he had accrued up to his Date of Termination under the Programs.

     For purposes of clause (x) above, "compensation" equals the sum of the amounts described in Subsection III(B)(ii) (x), (y) and (z) above, and "actuarial equivalent" shall be determined using the same methods and assumption as are utilized under the Programs immediately prior to the Change in Control of the Company.

     C. During any period following a Change in Control of the Company during which Employee fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, Employee shall continue to receive his full compensation as in effect at the commencement of such period, and shall continue to receive all Fringe Benefits to which he was entitled at the commencement of such period, unless his employment is terminated by his employer for Disability, and in such case, up to and including his Date of Termination. Thereafter, his benefits shall be determined in accordance with the Company's programs then in effect.

     D. If the employment of Employee is terminated by his employer for Case following a Change in Control of the Company, or is terminated by Employee other than for Good Reason or Retirement, he shall continue to receive his full compensation in effect at the time Notice of Termination is given and shall continue to receive all Fringe Benefits he was entitled to receive at the time Notice of Termination is given, for the period up to and including the Date of Termination. Thereafter, Employee shall have no further rights under this Plan, but this shall not limit or affect in any way any other obligations or liabilities of the Company or its Affiliates.

     E. If the employment of Employee is terminated by his employer or by Employee on account of Retirement or by reason of his death, following a Change in Control of the Company, his benefits shall be determined in accordance with the Company's program's then in effect.

IV.  RELATION TO OTHER BENEFITS

     A.  The amount of any payment provided to Employee under
Section III hereof shall not be reduced by any compensation or benefits earned or received by Employee as the result of employment by any employer, except as specifically provided in
Section III(B)(iv) above with respect to certain fringe benefits.

     B. The amounts payable to Employee under Section III hereof are in addition to, and do not limit or adversely affect in any way, any benefits payable to him under the Programs or under any other plan, arrangement, or agreement with the Company or any Affiliate.

V.  OBLIGATION TO CONTINUE EMPLOYMENT

     Subject to the terms and conditions of this Agreement, Employee shall not be entitled to receive benefits under this Plan if, in the event of a Change in Control of the Company, he voluntarily terminates his employment with the Company and its affiliates other than for Good Reasons, within six (6) months following such Change in Control of the Company.

VI.  TERM OF THE PLAN

     A. This Plan shall continue in effect until Employee reaches the age of 65.

VII.  MISCELLANEOUS

     A. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume, adopt, and agree to maintain this Plan in the same manner and to the same extent that the Company would have been required if no such succession had taken place.

     B. Binding Agreement. This Plan shall enure to the benefit of and shall be enforceable by Employee, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to his devisee, legate, or other designated beneficiary, or, if there is no such designated beneficiary, to his estate.

     C. Notices. Any notice or other communication required or permitted pursuant to the terms of this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by the United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his address as set forth on the records of the Company, and, in the case of a notice or other communication to the Company, directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as the intended recipient may theretofore have furnished to the sender in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

     D. Modifications, Etc. No provision of this Plan as to Employee may be modified, waived or discharged unless such waiver, modification, or discharge is agreed to by resolution of the Board and signed by Employee. No waiver by any person at the time of any breach of any provision or condition of this Plan to be performed by another person shall be deemed a waiver of any similar or dissimilar provision or condition at the same time or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the provisions thereof relating to conflicts of law.

     E. Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.

     F. Arbitration. Any dispute or controversy arising under or in connection with this Plan relating to the calculation of any amount payable to Employee under this Plan (but not any dispute or controversy relating to the entitlement of Employee to receive benefits hereunder) shall be settled exclusively by arbitration in the City of Williamsport in accordance with the rules of the American Arbitration Association applicable to commercial arbitrations then in effect. Judgment may be entered on the arbitrator's awarded in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of any obligations of the Company under the terms of this Plan or otherwise during the pendency of any dispute or controversy concerning the calculation of benefits under this Plan. Each party shall bear the fees and expenses of its counsel and witnesses. The costs of the arbitration, including AAA fees, shall be borne as directed in the decision of the arbitrator(s), or in the absence thereof shall be shared equally by the parties.

     G. Funding. The Company shall not be required to prefund any benefits under this Plan by means of contributions to a "Rabbi Trust or any other means.

     H. Required Withholdings. All payments by the Company under this Plan shall be made net of any and all federal, state, and local income taxes, payroll taxes, or other taxes which the Company is required to withhold or pay from such payments.

     I. Existing Contracts. Employee and Company are presently Parties to an Employment Agreement dated November 5, 1984. The Parties intend that said Employment Agreement remain in full force and effect, to the extent that it is not specifically amended herein.


                                JERSEY SHORE STATE BANK

Attest:

/s/ Kimberly R. Perry           By:/s/ Theodore H. Reich


/s/ Kimberly R. Perry           /s/ Hubert A. Valencik
Witness                         Hubert A. Valencik